Exhibit 99.1

RRE Ventures Acquisition Corp. Announces the Separate Trading of its Class A ordinary shares and Warrants Commencing May 20, 2026

Boca Raton, FL, May 14, 2026 – RRE Ventures Acquisition Corp. (the “Company”) today announced that commencing May 20, 2026, holders of the units sold in the Company’s initial public offering may elect to separately trade the Class A ordinary shares and warrants included in the units. Class A ordinary shares and warrants that are separated will trade on the Nasdaq Stock Market LLC under the ticker symbol “RREV” and “RREVW,” respectively. Those units not separated will continue to trade on the Nasdaq Stock Market LLC under the symbol “RREVU.” No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Holders of units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the units into Class A ordinary shares and warrants.

As previously announced, on May 1, 2026, the Company completed its initial public offering of 25,000,000 units. The underwriters forfeited their over-allotment option to purchase additional units on May 14, 2026.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities of the Company, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The offering of units was made only by means of a prospectus. Copies of the prospectus relating to the offering may be obtained from: Cohen & Company Capital Markets, a division of Cohen & Company Securities, LLC, Attention: Prospectus Department, 3 Columbus Circle, 24th Floor, New York, NY 10019, or by email at capitalmarkets@cohencm.com.

RRE Ventures Acquisition Corp.

RRE Ventures Acquisition Corp. is a newly organized special purpose acquisition company incorporated as a Cayman Islands exempted company and formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses.

The Company intends to concentrate on industries that complement its management team’s background by focusing on a target business in the technology, defense and space, robotics, quantum computing, professional sports, AI, energy, power and other transformative sectors. The Company believes its management team is positioned to identify and negotiate a combination with an enduring business and provide potential for long-term value creation.

Contacts

RRE Ventures Acquisition Corp.

Philip Kassin

5355 Town Center Road

Boca Raton, Florida 33486

Tel: (786) 359-4103